Exhibit 5.1

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

Main Tel (312) 782-0600

Main Fax (312) 701-7711

www.mayerbrown.com

July 7, 2010

WFN Credit Company, LLC

220 West Schrock Road

Westerville, Ohio 43081

Re:	World Financial Network Credit Card Master Note Trust, Series 2010-A

Registration Statement on Form S-3 (No. 333-166240)

Ladies and Gentlemen:

We have acted as special counsel to WFN Credit Company, LLC, a Delaware limited liability company (“WFN LLC”), World Financial Network Credit Card Master Trust (“WFNMT”) and World Financial Network Credit Card Master Note Trust (the “Trust”), in connection with (a) the filing by WFN LLC with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) of the above-captioned Registration Statement (as amended, the “Registration Statement”), registering notes representing debt of the Trust, and (b) the offering of the $355,500,000 Class A Asset Backed Notes, Series 2010-A (the “Class A Notes”), $16,875,000 Class M Asset Backed Notes, Series 2010-A (the “Class M Notes”), $21,375,000 Class B Asset Backed Notes, Series 2010-A (the “Class B Notes”) and $56,250,000 Class C Asset Backed Notes, Series 2010-A (the “Class C Notes,” and together with the Class A Notes, the Class M Notes and the Class B Notes, the “Notes”) described in the Prospectus, dated June 28, 2010 (the “Base Prospectus”), and Prospectus Supplement, dated July 2, 2010 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), which have been filed by WFN LLC pursuant to Rule 424(b) under the Act. The Notes will be issued pursuant to the Master Indenture, dated as of August 1, 2001 and as heretofore amended (the “Master Indenture”), as supplemented by an Indenture Supplement, to be dated as of July 8, 2010 (the “Indenture Supplement,” and together with the Master Indenture, the “Indenture”), each between the Trust and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A. and successor to BNY Midwest Trust Company), as indenture trustee (the “Indenture Trustee”). The Notes are secured by a series of Investor Certificates (as defined in the Pooling and Servicing Agreement referred to below) issued pursuant to the Pooling and Servicing Agreement and the Collateral Series Supplement referred to below and designated pursuant thereto as the “Collateral Certificate”. The Collateral Certificate represents an undivided interest in the receivables in a portfolio of private label credit card accounts and related assets held by WFNMT. The Collateral Certificate has been issued pursuant to the Second Amended and Restated Pooling and Servicing Agreement, dated as of January 17, 1996, amended and restated as of September 17, 1999 and amended and restated a second time as of August 1, 2001 and as further heretofore amended (the “Pooling and Servicing Agreement”), between WFN LLC and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A. and successor to BNY Midwest Trust Company), as trustee (the “Certificate Trustee”) and a Collateral Series Supplement, dated as of August 21, 2001 (as heretofore amended, the “Collateral Series Supplement”), among WFN LLC, World Financial Network National Bank (the “Bank”) and the Certificate Trustee. We have examined executed copies of the Master Indenture, the Collateral Certificate, the Pooling and Servicing Agreement, the Transfer and Servicing Agreement, dated as of August 1, 2001 and as heretofore amended, among WFN LLC, the Bank and the Note Trust, the Collateral Series Supplement, a form of the Indenture Supplement and forms of the Notes (collectively, the “Transaction Documents”) and such other documents as we have deemed necessary for the purposes of this opinion. We are familiar with the proceedings taken by WFN LLC as transferor in connection with the authorization of the issuance and sale of the Notes, and have examined such documents and such questions of law and fact as we have deemed necessary in order to express the opinion hereinafter stated.

Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia) and is associated with Tauil & Chequer Advogados, a Brazilian Law Partnership.

July 7, 2010

We are opining herein as to the effect on the subject transactions of only United States federal law and the laws of the State of New York, and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

We have assumed that: (i) the Transaction Documents and the Notes have been or will be duly authorized by all necessary corporate action; (ii) the Notes will be duly issued, executed, authenticated and delivered in accordance with the provisions of the Master Indenture; (iii) the Collateral Certificate has been issued and sold in accordance with the terms of the Pooling and Servicing Agreement and the Transfer and Servicing Agreement, duly executed and delivered by WFN LLC and authenticated by the Certificate Trustee in accordance with the terms of the Pooling and Servicing Agreement, and issued and delivered against payment therefor; and (iv) the purchase price for the Class A Notes, the Class M Notes and the Class B Notes will be paid to WFN LLC by the various underwriters named in the Prospectus.

Based on the foregoing, we are of the opinion, as of the date hereof, that (i) the Notes, upon issuance and sale thereof in the manner described in the Prospectus and as provided in the Indenture, will be legal, valid and binding obligations of the Note Trust, enforceable against the Note Trust in accordance with their terms and (ii) the Collateral Certificates, upon issuance and sale thereof as contemplated by the Transaction Documents, will be legal, valid and binding obligations of World Financial Network Credit Card Master Trust and entitled to the benefits of the Pooling and Servicing Agreement.

July 7, 2010

Our opinions set forth above are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and by the discretion of the court before which any proceeding therefore may be brought.

We hereby consent to the references to this firm under the heading “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as part of WFN LLC’s Current Report on Form 8-K, dated July 7, 2010 for incorporation in the Registration Statement, without admitting we are “experts” within the meaning of the Act or the rules or regulations of the Commission thereunder, with respect to any part of the Registration Statement.

Very truly yours,

/s/ MAYER BROWN LLP

MAYER BROWN LLP